Exhibit 99.1



                       Focus Enhancements Receives Nasdaq
       Bid Deficiency Letter; Company Has Six Months to Regain Compliance
                          with Minimum Bid Price Rule


    CAMPBELL, Calif.--(BUSINESS WIRE)--June 30, 2006--Focus Enhancements, Inc. (NASDAQ CAPITAL:FCSE), a worldwide leader in video production and conversion technology, today announced that on June 27, 2006, it received a letter from The Nasdaq Stock Market notifying the company that for the last 30 consecutive business days, the bid price of the company's common stock has closed below the minimum $1.00 per share price requirement for continued inclusion under Nasdaq Marketplace Rule 4310(c)(4).
    Focus Enhancements has 180 calendar days to regain compliance with the Nasdaq Capital Market $1.00 minimum bid price rule. If at any time before December 26, 2006, the bid price of the company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the company that it is in compliance with the Rules. If Focus Enhancements does not regain compliance within the allotted compliance period, including any extensions that may be granted by Nasdaq, Nasdaq staff will notify the company that its common stock will be delisted from The Nasdaq Capital Market. Focus Enhancements would then be entitled to appeal the Staff's determination to a Nasdaq Listing Qualifications Panel and request a hearing.

    About Focus Enhancements, Inc.

    Focus Enhancements Inc. (NASDAQ CAPITAL:FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company's Semiconductor Group develops integrated circuits (ICs) for high-performance applications in the video convergence market, including IPTV set-top boxes and portable media players. Focus Enhancements is currently developing a wireless IC chip set based on the WiMedia UWB standard and designed to be compatible with Wireless USB and used in personal computer (PC), consumer electronics (CE), and mobile electronics applications. The company's System Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company's SEC filings, or by visiting the Focus Enhancements home page at http://www.Focusinfo.com.

    Safe Harbor Statement

    Statements in this press release which are not historical, including statements regarding management's intentions, hopes, expectations, representations, plans or predictions about the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management's plans to retain the company's Nasdaq listing. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include the risk factors specified in the company's Form 10-K for the year ended December 31, 2005,Form 10-Q for the period ended March 31, 2006, as well as other filings with the SEC. These statements are based on information as of June 30, 2006 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.


    CONTACT: Lippert/Heilshorn & Assoc. for Focus Enhancements
             Kirsten Chapman, 415-433-3777 (Investors) kirsten@lhai.com